Exhibit 10.3

Amended and Restated Promissory Note

$361,000.00	Orlando, Florida

For value received, the undersigned (“Maker”) promises to pay to Nicholas VandenBrekel (“Payee”), or order, at his offices at 300 Sunport Lane the principal sum of Three Hundred Fifty Thousand Dollars ($361,000.00), together with interest at the rate hereinafter provided for on the unpaid principal balance of this Note from time to time outstanding until paid in full.

WHEREAS, the Payee is the lawful owner and holder of that certain Promissory Note dated as of December 26, 2002 made by the Maker, to the order of the Payee with a current principal obligation in the amount of $361,000 (the “Prior Note”), which evidences obligations of the Maker;

WHEREAS, the Maker and the Payee hereby agree to modify and restate the terms of the Prior Note to conform to the provisions of this Note (this “Note”). This Note is intended to and shall amend, restate and replace the Prior Note in its entirety.

NOW THEREFORE, for good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the Prior Note is hereby modified, amended and restated in its entirety to read as follows:

Interest shall accrue on the unpaid and outstanding principal balance of this Note commencing on the date hereof and continuing until repayment of this Note in full at a rate per annum equal to 6%. Principal and interest are due in full eighteen months from the date first written below.

Maker shall make all payments hereunder to Payee in lawful money of the United States and in immediately available funds.

Payee may accelerate the maturity of this Note in the event Maker is in breach or default of any of the terms, conditions or covenants of any other agreement with Payee or its affiliates. Should default be made in payment of any installment when due hereunder the whole sum of principal and interest shall become immediately due and payable at the option of the holder of this Note.

In the event any installment provided for herein is not paid on or before two (2) days following its due date, Maker promises to pay to the holder of this Note an amount equal to five percent (5%) of the amount of such installment. In addition, Maker promises to pay interest on any such unpaid installment from the date due until such installment is paid in full at a per annum rate equal to the lesser of eighteen percent (18%) or the highest rate permitted by law. Time is of the essence.

Maker waives presentment, demand, and notice of demand, protest, notice of protest or notice of nonpayment in connection with the delivery, acceptance, performance, default or enforcement of this Note or of any document or instrument evidencing any security for payment of this Note.

Failure at any time to exercise any of the rights of Payee hereunder shall not constitute a waiver of such rights and shall not be a bar to exercise of any of such rights at a later date. In the event of commencement of suit to enforce payment of this Note, the prevailing party shall be entitled to receive the costs of collection including reasonable attorneys' fees and court costs.

Nothing contained in this Note shall be deemed to require the payment of interest or other charges by Maker or any other person in excess of the amount that the Payee may lawfully charge under the applicable usury laws. In the event that Payee shall collect moneys which are deemed to constitute interest which would increase the effective interest rate to a rate in excess of that permitted to be charged by applicable law, all such sums deemed to constitute interest in excess of the legal rate shall be credited against the principal balance of this Note then outstanding, and any excess shall be returned to Maker.

IN WITNESS WHEREOF, the undersigned has caused this Amended and Restated Promissory Note to be duly executed as of the date first written below.

Dated: May 17, 2006	Sequiam Corporation

By:________________________________
Title:_______________________________